Exhibit 99.1.

----- Original Message -----
From: Tom Davidson < >
To: Miles Nadal
Cc: Kam Kamerschen; Michael J.L. Kirby
Sent: Tue Dec 19 17:03:33 2006
Subject:

Miles,

In follow up to our board meeting of today, I hereby tender my resignation as a director of MDC Partners to be dealt with as you see fit. I have been a director for many years and have nothing but the highest respect for the company and its management and wish all involved the very best as they go forward.

Although I have no problem with being a [$]1.00 per year director, should we have been asked to do so, I cannot relate to or be party to a board concept where past fees paid are subject to claw back based on some future reviews of the committee actions and if so imposed would only apply to sitting directors.

Having said this, I will forthwith pay the amounts as proposed as related to any wrongly priced options related to me. However, I hasten to point out that had these options been properly priced, they would probably never have been exercised in the first place and the company may be dollars ahead. I await details of how much and how best to pay.

Very best wishes to you and the company.

Tom